Exhibit 10.9

INNERWORKINGS, LLC

STOCK OPTION GRANT AGREEMENT

In exchange for Jack Greenberg joining the Board of Managers and/or Directors of InnerWorkings, LLC (“Company”) for a term to commence on October 5, 2005 and end on December 31, 2007, Jack Greenberg (“Optionee”) has been granted an option (the “Option”) to purchase Class A Common Units of InnerWorkings, LLC pursuant to this Stock Option Grant Agreement, the Company’s 2004 Stock Option Plan (the “Plan”) and the attached Stock Option Agreement (the “Option Agreement”), the provisions of which are incorporated herein by reference.

Type of Option: Nonstatutory Stock Option

“Date of Option Grant” means October 1, 2005

“Number of Option Shares” means 100,000 (one hundred thousand) units of Stock.

“Exercise Price” means Fair Market Value as determined by the Company’s auditors and internal accounting department as of the date of this Grant. It is agreed that the Fair Market Value shall not exceed $2.00 (two dollars) per unit.

“Initial Vesting Date” means June 30, 2006.

“Option Expiration Date” means the date ten (10) years after the Date of Option Grant.

“Vested Ratio” means, on any relevant date, the ratio determined as follows:

(a)	Prior to the Initial Vesting Date, the Vested Ratio shall be zero.

(b)	On the Initial Vesting Date, the Vested Ratio shall be 1/2 (50,000 options), provided the Optionee is still a member of the Company’s Board of Managers or Directors on the Initial Vesting Date, unless the vesting has been accelerated as defined below.

(c)	On June 30, 2007 Optionee’s remaining 50,000 options shall vest so long as Optionee is still a member of the Company’s Board of Managers or Directors on the Initial Vesting Date, unless the vesting has been accelerated as defined below.

(d)	Should Optionee’s service on the Board be terminated for any reason by the Company prior to any vested date as defined above, all outstanding options that are unvested as defined above shall automatically accelerate and become fully vested upon the Company’s termination of Optionee’s service on the Board.

“Acceleration” means that in the event the following occur, Optionee’s vested shall be fully accelerated:

(a) In the event of a change of control, as defined as a sale to a third party of at least fifty one percent (51%) of the total then outstanding Membership Units and/or Common Stock of the Company for cash or publicly traded stock.

By their signatures below, the parties hereto agree that the Option is governed by the terms and conditions of the Plan as in effect on the Date of Option Grant and the Option Agreement, both of which are attached hereto. The Optionee acknowledges receipt of a copy of the Plan and the Option Agreement, represents that he or she is familiar with the provisions contained therein, and hereby accepts the Option subject to all of the terms and conditions thereof.

OPTIONEE	INNERWORKINGS, LLC

/s/ Jack Greenberg	By:	/s/ Steven E. Zuccarini
	Its:	CEO

Address:	333 W Walker Dr., Suite 1015 Chicago, IL 60606	Address:	600 West Chicago Ave, Suite 750 Chicago, IL 60610

Attachments:     2004 Stock Option Plan

                          Stock Option Agreement